Exhibit 4.6

CERTIFICATE OF CORRECTION OF THE
CERTIFICATE OF DESIGNATION OF
SERIES A-2 CONVERTIBLE PARTICIPATING PREFERRED STOCK
OF
HC2 HOLDINGS, INC.

It is hereby certified that:

1.            The name of the corporation is HC2 Holdings, Inc. (the “Corporation”).

2.            The Certificate of Designation of Series A-2 Convertible Participating Preferred Stock of the Corporation, which was filed with the Secretary of State of Delaware on January 5, 2015 (the “Certificate of Designation”), is hereby corrected.

3.            The inaccuracy to be corrected in the Certificate of Designation is as follows:

Certain provisions contained in Section 9(a) and Section 10(rr) of the Certificate of Designation erroneously failed to include a reference to the Corporation or to utilize defined terms.

4.            The portion of the instrument in corrected form is as follows:

Clause (B) of the proviso of Section 9(a) of the Certificate of Designation is hereby corrected in its entirety to read as follows:

(B) 100% of the Indebtedness of the Company, the Company’s wholly-owned and, after taking into account the Company’s ownership percentage therein, Non-Wholly Owned Subsidiaries (as well as the liquidation preference of any preferred security ranking senior to the Company’s investment in such entities) shall be taken into account for purposes of determining Indebtedness but not taken into account (i.e., added back) for purposes of determining Net Asset Value, and

The provisos of Section 10(rr) of the Certificate of Designation are hereby corrected in their entirety to read as follows:

provided that for such purposes, (i) the derivative attributable to the conversion feature in any series of preferred stock will not be considered a liability and (ii) the Accrued Value (as well as any accrued Dividends not yet added to the Accrued Value) of the Preferred Shares and the preference amount (including the accrued value and all accrued but unpaid dividends thereon not included in the accrued value) of any other Senior Securities or Parity Securities will be considered Indebtedness of the Company; provided, further that, solely for purposes of determining the Debt/NAV Ratio, the Indebtedness of the Company, the Company’s wholly-owned and, after taking into account the Company’s ownership percentage therein, Non-Wholly Owned Subsidiaries (as well as the liquidation preference of any preferred security ranking senior to the Company’s investment) shall be taken into account for purposes of determining “Debt” (i.e., the numerator) but not taken into account (i.e., added back) for purposes of determining Net Asset Value (i.e., the denominator).

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Dated:	August 5	, 2015

HC2 HOLDINGS, INC.

By:	/s/ Keith Hladek
Name: Keith Hladek
Title: Chief Operating Officer

[Signature Page to Series A-2 Certificate of Correction]